EXHIBIT 1

The name, position and citizenship of each director of SRM Global Fund General Partner Limited are set forth below. SRM Global Fund General Partner Limited does not have any executive officers.

NAME AND CITIZENSHIP	PRINCIPAL OCCUPATION NAME AND CITIZENSHIP /EMPLOYMENT	BUSINESS ADDRESS
Alan Hodson, United Kingdom	Director	Mr. Hodson’s residence address is Coombe Pines, Warren Cutting, Kingston upon Thames, KT2 7HS, United Kingdom

Kieran Conroy, Eire	Director	c/o Citco Fund Services (Dublin) Limited Custom House Plaza—Block 6 IFSC — Dublin 1 Eire

Scott Somerville, Canada	Director	Maples Finance Limited Queensgate House PO Box 1093GT South Church Street Grand Cayman, Cayman Islands

Peter Huber, Canada	Director	Maples Finance Limited Queensgate House PO Box 1093GT South Church Street Grand Cayman, Cayman Islands

The name, position and citizenship of the members of the board of directors of SRM Fund Management (Cayman) Limited are set forth below. SRM Fund Management (Cayman) Limited does not have any executive officers.

NAME AND CITIZENSHIP	PRINCIPAL OCCUPATION NAME AND CITIZENSHIP /EMPLOYMENT	BUSINESS ADDRESS
Jonathan Wood, United Kingdom	Director	SRM Fund Management (Cayman) Limited PO Box 309GT Ugland House South Church Street George Town Grand Cayman Cayman Islands

Ian Barclay, United Kingdom	Director	SRM Fund Management (Cayman) Limited PO Box 309GT Ugland House South Church Street George Town Grand Cayman Cayman Islands

Philip Price, United Kingdom	Director	SRM Fund Management (Cayman) Limited PO Box 309GT Ugland House South Church Street George Town Grand Cayman Cayman Islands